EXHIBIT 13(a)(iii)
                           FORM OF PURCHASE AGREEMENT


         The HT Insight Funds, Inc. d/b/a Harris Insight Funds (the "Company"), a Maryland Corporation, on behalf of its Harris Insight Hemisphere Free Trade Fund (the "Fund"), and Funds Distributor, Inc. ("Funds Distributor"), a Massachusetts Corporation, hereby agree as follows:

1. The Company hereby offers Funds Distributor and Funds Distributor hereby purchases one (1) share of each of Class A and Class B Shares of the Fund (par value $.001 per Share) at $10.00 per share (hereafter "Shares"). Funds Distributor hereby acknowledges receipt of a purchase confirmation reflecting the purchase of one (1) Share of each of the classes of Shares, and the Company hereby acknowledges receipt from Funds Distributor of funds in the amount of $20.00 in full payment for the Shares.

2. Funds Distributor represents and warrants to the Company that the Share is being acquired for investment purposes and not with a view to the distribution thereof.

3. Funds Distributor agrees that if it or any direct or indirect transferee of the Shares redeems the Shares prior to the fifth anniversary of the date the Company begins its investment activities, Funds Distributor will pay to the Company an amount equal to the number resulting from multiplying the Company's total unamortized organizational expenses by a fraction, the numerator of which is equal to the number of Shares redeemed by Funds Distributor or such transferee and the denominator of which is equal to the number of Shares outstanding as of the date of such redemption, as long as the administrative position of the Staff of the Securities and Exchange Commission requires such reimbursement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the ____ day of __________, 1996.

Attest:

________________________            By: _____________________

         (SEAL)                     HT INSIGHT FUNDS, INC. d/b/a
                                    HARRIS INSIGHT FUNDS


Attest:

________________________            By: ______________________
         (SEAL)                     FUNDS DISTRIBUTOR, INC.